Summer Infant, Inc. Announces Third Quarter 2010 Results

-- Third Quarter Revenue Increases 21.5% Year-Over-Year to $49.8 Million

-- Third Quarter EPS Improves to $0.13

-- Company Raises Fiscal 2010 Revenue Guidance to $190 Million

-- Company Introduces Fiscal 2011 Revenue Guidance of $220 Million

WOONSOCKET, RI -- (Marketwire - November 01, 2010) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR) today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Results

Net revenues for the third quarter of 2010 were $49.8 million, a 21.5% increase from $41.0 million in the third quarter of 2009. This increase was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers' networks. The increase in revenue was also driven by growth in several key categories, as the Company continued to successfully diversify its product line.

Gross profit for the third quarter of 2010 was $17.9 million, a 20.4% increase compared to $14.9 million in the third quarter of 2009. Gross margin for the third quarter of 2010 was 36.0% compared to gross margin of 36.4% in the third quarter of 2009. Gross margin declined year-over-year due to higher commodity prices and higher closeout sales of discontinued product. Excluding approximately $1 million of closeout sales for the third quarter of 2010, gross margin was approximately 37%.

Selling, general and administrative ("SG&A") expenses, excluding depreciation, amortization, and non-cash stock-based compensation expense, were $13.2 million for the third quarter of 2010 compared to $10.5 million for the third quarter of 2009. SG&A expenses increased year-over-year due to higher variable costs from higher revenues, as well as additional investments in new product development, information systems, and other critical areas of the business.

Non-GAAP adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization and non-cash stock-based compensation expense) was $4.8 million for the third quarter of 2010, an 8.4% increase compared to $4.4 million for the third quarter of 2009. Net income for the third quarter of 2010 was $2.1 million, or $0.13 per share, compared to $2.0 million, or $0.12 per share, in the third quarter of 2009. Adjusted EBITDA margin for the third quarter of 2010 was 9.6% compared to 10.7% for the third quarter of 2009.

Year-to-Date Results

For the nine months ended September 30, 2010, the Company has generated approximately $143.4 million in net revenues and $13.9 million in EBITDA. Year-to-date EBITDA and net income are up 29.6% and 50.8%, respectively, over the same period a year ago, on a sales increase of 25.6%.

Balance Sheet

As of September 30, 2010, the Company had approximately $1.3 million of cash and $49.0 million of debt on the balance sheet. The ratio of net debt to adjusted EBITDA was approximately 2.7 times as of September 30, 2010 based on adjusted EBITDA of $17.9 million on a trailing 12-month basis.

Infant Sleep Positioners

On September 29, 2010 the U.S. Consumer Product Safety Commission and the U.S. Food and Drug Administration issued a blanket warning related to all infant sleep positioners. The Company has had no reported injuries from its line of sleep positioners, however it has stopped production of these products and is cooperating with retailers who request product returns. The Company is still evaluating its exposure while at the same time working closely with suppliers to minimize any financial impact. The Company will record any potential one-time charge in the fourth quarter of 2010 once all relevant information has been analyzed. Net sales of sleep positioners are projected to be less than 1% of full year 2010 sales.

Outlook

Jason Macari, Chairman and Chief Executive Officer of Summer Infant stated: "We continued to experience strong demand for our products during the third quarter. Our expanded merchandise assortment and increased shelf space has led to significantly higher sales at our retailers year-to-date. The third quarter would have been even stronger, however approximately $2-3 million in sales shifted into the fourth quarter due to the timing of the receipt of certain orders. More importantly, we now expect the full year revenues to be better than previously expected with revenues of approximately $190 million, up from our earlier outlook of $185 million. Achieving $190 million in revenues would represent a 24% growth rate over 2009 full year revenues, which makes us one of the industry growth leaders. However, we want to maintain a conservative approach in terms of profit expectations given the current environment. Gross margins remain under pressure due to commodity cost increases, wage increases in China, and the recent devaluation of the US dollar versus China's currency. In addition, our retail customers continue to look to us for margin enhancement and promotional support, which impacts our bottom line."

"2010 has been a very important year for our Company highlighted by several strategic investments that we are confident will help lead to important market share gains well into the future," continued Mr. Macari. "This has included bringing in additional resources to further enhance our existing products as well as develop innovative product extensions in an effort to capitalize on our growing size and importance to retailers. We have earned significant new placement in cribs for 2011 at several major retailers, which has been a focus of ours since we acquired Butterfly Living a year ago. We have developed the first ever "touch screen" digital video monitor, which greatly enhances our current monitor offerings. We also increased our R&D budget in preparation for our entrance into car seats and strollers, two large segments of the juvenile industry that provide us with new and exciting long-term growth vehicles."

Mr. Macari concluded, "As we look out to 2011 and beyond we are very excited about the potential of this business. Specific to next year, we are encouraged by the response to our product lines and anticipate meaningfully growing sales across our account base, including expanding our shelf space with certain customers that previously only carried a small amount of Summer product. Based on our current forecasts for 2011 we expect revenues to be at least $220 million and diluted earnings per share to be at least $0.60. We are highly focused on exceeding those projections, but we see continued margin pressures from both suppliers and customers at least for the near term, so our results will be somewhat dependent on things that may be out of our control. We believe that we can continue to grow our top line by double digit percentages each year, and at the same time, we are also focused on leveraging our cost structure to increase profitability."

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, November 1, 2010 at 4:30 p.m. Eastern Time, to discuss financial results for its third quarter ended September 30, 2010. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (480) 629-9664 (confirmation code: 4375269). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 4375269) through November 15, 2010, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of adjusted EBITDA, which we define as income before interest and taxes plus depreciation, amortization, and non-cash stock-based compensation expenses. The Company believes that the presentation of adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Since adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the impact on the Company of governmental warnings related to infant sleep positioners, the expected demand for our products, the effect of increased costs to manufacture our products, our customers' expectations regarding margins, our ability to implement our growth strategy, our ability to gain market share and to develop new products, and our expected results for fiscal 2010 and 2011. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of our business with retail customers; our ability to compete in its industry; our dependence on key personnel; our reliance on foreign suppliers; the effect of currency devaluation on our costs; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                            Summer Infant, Inc.
            Consolidated Statements of Operations (unaudited)
        (amounts in thousands of US dollars, except per share data)

                                    Three Months Ended  Nine  Months Ended
                                       September 30,       September 30,
                                      2010      2009      2010      2009
                                    --------- --------- --------- ---------

Net revenues                        $  49,800 $  40,984 $ 143,399 $ 114,194
Cost of goods sold                     31,854    26,080    90,022    74,016
                                    --------- --------- --------- ---------
     Gross profit                      17,946    14,904    53,377    40,178
Selling, general, and
 administrative expenses               13,189    10,517    39,469    29,444
Depreciation and amortization           1,414     1,014     3,897     3,043
Non-recurring deal fees                  ----       215      ----       215
Non cash stock-based compensation
 expense                                  159       133       498       632
                                    --------- --------- --------- ---------
     Income before interest         $   3,184 $   3,025 $   9,513 $   6,844
Interest expense, net                     454       232     1,135     1,128
                                    --------- --------- --------- ---------
     Income before taxes            $   2,730 $   2,793 $   8,378 $   5,716
Provision for income taxes                652       838     2,346     1,715
                                    --------- --------- --------- ---------
     Net income                     $   2,078 $   1,955 $   6,032 $   4,001
                                    ========= ========= ========= =========

Earnings per diluted share          $    0.13 $    0.12 $    0.37 $    0.26
                                    ========= ========= ========= =========

Shares used in fully diluted EPS
 (in 000's)                            16,525    16,010    16,361    15,608

EBITDA Reconciliation:
Income before interest              $   3,184 $   3,025 $   9,513 $   6,844
Plus: depreciation and amortization     1,414     1,014     3,897     3,043
Plus: non-recurring deal fees            ----       215      ----       215
Plus: non cash stock-based
 compensation expense                     159       133       498       632
                                    --------- --------- --------- ---------
        EBITDA                      $   4,757 $   4,387 $  13,908 $  10,734
                                    ========= ========= ========= =========

                            Summer Infant, Inc.
                        Consolidated Balance Sheet
                   (amounts in thousands of US dollars)

                                                  Unaudited
                                                September 30, December 31,
                                                    2010          2009
Cash and cash equivalents                       $       1,263 $         932
Trade receivables, net                                 42,628        32,520
Inventory                                              45,832        32,012
Property and equipment, net                            14,614        11,486
Goodwill and other intangibles, net                    60,802        61,200
Other assets                                            3,843         3,803
                                                ------------- -------------
     Total assets                               $     168,982 $     141,953
                                                ============= =============

Current portion of long-term debt               $       1,704 $       2,663
Accounts payable, accrued expenses and other
 liabilities                                           44,585        38,530
Long term debt, less current portion                   47,249        31,780
                                                ------------- -------------
     Total liabilities                                 93,538        72,973

Total stockholders' equity                             75,444        68,980
                                                ------------- -------------
  Total liabilities and stockholders' equity    $     168,982 $     141,953
                                                ============= =============

Contact:

Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
Brendon.frey@icrinc.com